Underwriting and Distribution Agreement

THIS AGREEMENT, made this 12th day of May, 1991 by and between APEX FUND, Inc., a Minnesota corporation, (the "Fund") and SMITH HAYES Financial Services Corporation, a Nebraska corporation (the "Distributor").

         WITNESSETH:

         1.       UNDERWRITING SERVICES.

         The Fund hereby engages the Distributor, and the Distributor hereby agrees to act, as principal underwriter for the Fund in the sale and distribution to the public of the shares (the "Shares") of the portfolios of the Fund referred to herein (the "Portfolios"), either through dealers or otherwise. TheDistributor agrees to offer such Shares for sale at all times when such Shares are available for sale and may lawfully beoffered for sale and sold.

         2.       SALE OF FUND SHARES.
 .
         Such Shares are to be sold only on the following terms:

         (a) All subscriptions, offers or sales shall be subject to acceptance or rejection by the Fund. Any offer or sale shall be conclusively presumed to have been accepted by the Fund if the Fund shall fail to notify the Distributor of the rejection of such offer or sale prior to the computation of the net asset value of the Fund's Shares next following receipt by the Fund of notice of such offer or sale.

         (b) No Share of the Fund shall be sold by the Distributor for any consideration other than cash or for any amount less than the net asset value of such Share, computed as provided in the currently effective Prospectus of the Fund (the "Net Asset Value"). Except as provided below, all Shares of the Fund sold by the Distributor shall be sold at the public offering price, as hereinafter defined.

         (c) Subject to paragraph (b) above, the public offering price of the Shares shall be the Net Asset Value thereof next determined following receipt of an order by the Fund's transfer agent plus the sales load, if any, which shall be such percentage of the public offering price, computed to the nearest cent, as may be agreed upon by the Fund and the Distributor and specifically approved by the Board of Directors of the Fund (the "Sales Load"), provided that no schedule of Sales Loads shall be effective until set forth in a prospectus of the Fund meeting the requirements of the Securities Act of 1933. Said Sales Load maybe graduated on a scale based on the dollar amount of Shares sold.

         (d) The Sales Load may, at the discretion of the Fund and the Distributor, be reduced or eliminated as permitted by the Investment Company Act of 1940, and the rules and regulations thereunder, as they may be amended from time to time, or as set forth below, provided that the Fund shall in no event receive for any Shares sold an amount less than the Net Asset Value thereof. In addition,

                  (i) Shares may be sold at their Net Asset Value, without a Sales Load, to Consolidated Investment Corporation or its subsidiaries or to Union Bank and Trust Company and its subsidiaries and to the directors, officers, employees, sales representatives and retirees of Consolidated Investment Corporation or its subsidiaries or to Union Bank and Trust Company and its subsidiaries and spouses or children, under the age of 21 of any such persons. Such persons must give written assurance that they have bought for investment purposes, and that the securities will not be resold except through redemption or repurchase by or on behalf of the Fund.

                  (ii) The Distributor may exchange Shares of any Portfolio of the Fund at the Net Asset Value, without Sales Load, to any purchaser who shall pay for such Shares entirely with the proceeds of the redemption of redeemable Shares of anyother Portfolio or Portfolios of the Fund.

         3. INVESTMENT OF DIVIDENDS AND DISTRIBUTIONS. The Fund may extend to its shareholders with respect to any of its Portfolios the right to purchase Shares issued by such Portfolio at the Net Asset Value thereof with the proceeds of any dividend or capital gain distribution paid or payable by such Portfolio to its shareholders.

         4.       REGISTRATION OF SHARES.

         The Fund agrees to make prompt and reasonable efforts to effect and keep in effect, at its own expense, the registration or qualification of its Shares for sale, in such jurisdictions as the Fund may designate.

         5. INFORMATION TO BE FURNISHED THE DISTRIBUTOR. The Fund agrees that it will furnish the Distributor with such information with respect to the affairs and accounts of the Fund, as the Distributor may, from time to time, reasonably require, and further agrees that the Distributor, at all reasonable times, shall be permitted to inspect the books and records of the Fund.

         6.       ALLOCATION OF EXPENSES.

         During the periods of this contract, the Fund shall pay or cause to be paid all expenses, costs and fees incurred by the Fund which are not assumed by the Distributor. The Distributor shall pay all costs of distributing the Shares including, but not limited to, compensation in addition to Sales Loads, if any, paid to registered representatives of the Distributor and to broker/dealers that have entered into sales agreements with the Distributor, costs of printing and distributing prospectuses, statements of additional information and shareholder reports for new shareholders, costs of printing, preparing and distributing sales literature, costs of preparing and running advertisements on radio, television, newspapers or magazines and costs connected with the use of a "toll-free" telephone number for the Fund, and other distribution related expenses.

         7.       COMPENSATION TO THE DISTRIBUTOR

         As compensation for all of its services provided and its costs assumed under this Agreement, the Distributor shall receive the following forms and amounts of compensation.

         (a)      Sales Loads.

         On sales of Shares of the Fund, the Distributor shall receive the Sales Load, if any, that is, the difference between the total amount charged and received by the Distributor as the purchase price for the Shares and the Net Asset Value thereof. The amount of such Sales Loads may be retained or deducted by the Distributor from any sums received by it in payment for Shares so sold. If such amount is not deducted by the Distributor from such payments, such amount shall be paid to the Distributor by the Fund not later than five business days after the close of any month during which any such sales were made by the Distributor and payment received by the Fund.

         (b)      Reimbursement for Expenses.

         The Fund shall reimburse the Distributor for its actual costs, including but not limited to compensation (in addition to Sales Loads) paid to registered representatives of the Distributor and to broker/dealers that have entered into sale agreements with the Distributor, costs of printing, preparing and distributing sales literature, costs of preparing and running advertisements on radio, television, newspapers or magazines and cost connected with the use of a "toll-free" telephone number for the Fund, and other distribution-related expenses as set for in the Fund's Plan of Distribution (the "Plan"), Section 6 of this Agreement and in any related agreements, incurred with respect to each of the Fund's Portfolios. All such reimbursements will be separately computed and paid for each Portfolio and will be based on the actual costs of distribution incurred with respect to each Portfolio. Such reimbursements shall be subject to the following limitations.

                  (i) Expense reimbursement to the Distributor shall not exceed the percentages of the average daily net assets of a Portfolio computed in accordance with the currently effective Prospectus of the Fund of each of the Portfolios and as identified in the Plan of Distribution adopted by the Fundpursuant to Rule 12b-1 under the Investment Company Act of1940.

                  (ii) On or before the 15th day of each month, the Distributor shall provide the Fund with an itemized list of costs of distribution incurred during the preceding month with respect to each Portfolio reimbursable under this Agreement and the Plan for which the Distributor desires to be reimbursed. The Fund shall reimburse the Distributor for such costs within 30 days of receipt of such itemized list. The Fund may, in any month, reimburse the Distributor for costs in excess of 1/12 of the per annum limitations of paragraph (b)(i) above, but in no event shall the total reimbursement made by the Fund for any Portfolio in any calendar year exceed the limitations of paragraph (b)(i) above.

         8.       LIMITATION OF THE DISTRIBUTOR'S AUTHORITY.

         The Distributor shall be deemed to be an authorized independent contractor and, except as specifically provided or authorized herein, shall have no authority to act for or represent the Fund.

         9. SUBSCRIPTION FOR SHARES--REFUND FOR CANCELLED ORDERS. The Distributor shall subscribe for the Shares of the Fund only for the purpose of covering purchase orders already received by it or for the purpose of investment for its own account. In the event that an order for the purchase of Shares of the Fund is placed with the Distributor by a customer or dealer and subsequently cancelled, the Distributor shall forthwith cancel the subscription for such Shares entered on the books of the Fund, and, if the Distributor has paid the Fund for such Shares, shall be entitled to receive from the Fund in refund of such payment the lessor of:

         (a)      the consideration received by the Fund for said Shares; or

         (b) the Net Asset Value of such Shares at the time of cancellation by the Distributor.

         10.      INDEMNIFICATION OF THE FUND.

         The Distributor agrees to indemnify the Fund against any and all litigation and other legal proceedings of any kind or nature and against any liability, judgment, cost or penalty imposed as a result of such litigation or proceedings in any way arising out of or in connection with the sale or distribution of the Shares of the Fund by the Distributor. In the event of the threat or institution of any such litigation or legal proceedings against the Fund, the Distributor shall defend such action on behalf of the Fund at its own expense, and shall pay any such liability, judgment, cost or penalty resulting therefrom, whether imposed by legal authority or agreed upon by way of compromise and settlement; provided, however, the Distributor shall not be required to pay or reimburse the Fund for any liability, judgment, cost or penalty incurred as a result of an omission to supply information by the Fund to the Distributor, or to the Distributor by a director, officer or employee of the Fund who is not an Interested Person of the Distributor (as defined in Section 2(a)(19) of the Investment Company Act of 1940 and the rules, regulations and releases relating thereto), unless the information so supplied or omitted was available to the Distributor or the Fund's investment adviser without recourse to the Fund or any such Interested Person of the Fund.

         11.      FREEDOM TO DEAL WITH THIRD PARTIES.

         The Distributor shall be free to render to others services of a nature either similar to or different from those rendered under this contract, except such as may impair its performance of the services and duties to be rendered by it hereunder.

         12.      EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT.

         The effective date of this Agreement shall be the date of commencement of the Fund's initial public offering of shares. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding Shares of the Fund or any Portfolio of the Fund shall mean the vote of 67% or more of such Shares if the holders of more than 50% of such Shares are present in person or by proxy or the vote of more than 50% of such Shares, whichever is less.

         Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect from year to year after April 30, 1989, but only so long as such continuance is specifically approved at least annually either: (1) by the Board of Directors of the Fund, including the specific approval of a majority of the directors who are not Interested Persons of the Fund or of the Distributor and who have no direct or indirect financial interest in the operation of the Plan, or in any agreements relating to the Plan, cast in person at a meeting called for the purpose of voting on such approval; or (2) by the vote of the holders of a majority of the outstanding Shares of the Fund; provided that if a majority of the outstanding Shares of any Portfolio votes to approve this Agreement, such approval shall be effective with respect to such Portfolio whether or not the shareholders of any other Portfolio have voted to approve this Agreement.

         This Agreement may be terminated at any time without the payment of any penalty by the vote of a majority of the members of the Board of Directors of the Fund who are not Interested Persons of the Fund and who have no direct or indirect or financial interest in the operation of the Plan or in any agreements relating to the Plan, by the vote of the holders of a majority of the outstanding Shares of the Fund (provided that if a majority of the outstanding Shares of any Portfolio votes to terminate this Agreement, such termination shall be effective with respect to such Portfolio whether or not the shareholders of any other Portfolio have voted to terminate this Agreement) or by the Distributor, upon not more than sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

         13.      AMENDMENTS TO AGREEMENT.

         No material amendment to this Agreement shall be effective until approved by the Distributor and by vote of a majority of the Board of Directors of the Fund who are not Interested Persons of the Distributor.

         14.      NOTICES.

         Any notices under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid to the other party at such address as such other party may designate in writing for the receipt of such notice.

         IN WITNESS WHEREOF, the Fund and the Distributor have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.



                                APEX FUND, Inc.

                                    /s/ Michael Dunlap
                                By --------------------------
                                           President

                                SMITH HAYES Financial Services
                                Corporation


                                    /s/ Thomas D. Hayes
                                By --------------------------
                                            President